Exhibit No. 14

UNITED RETAIL GROUP, INC.
CODE OF BUSINESS ETHICS
(effective April 19, 2004)

I. Overview

The good reputation of United Retail Group, Inc. (the “Company”) is a fragile thing. It must be earned time and again on a continuing basis by doing business honestly and legally.

We require honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, on the part of ourselves and our fellow associates.

All associates are subject to this Code of Business Ethics when conducting Company business anywhere in the world. It sets forth general norms for all associates and some additional rules to guide officers in their performance of their particular duties.

The Ethical Standards contained in this Code of Business Ethics do not apply to associates’ personal activities after work but the Conflicts of Interest Standards apply to all their activities.

The leadership responsibilities of management include creating a corporate culture of commitment to business ethics and legal compliance, as well as a work environment that encourages associates to raise concerns about these subjects.

II. Ethical Standards

      (A) Legal Compliance

Associates will observe applicable laws and regulations of the jurisdictions in which Company business activities are conducted, as well as the NASDAQ Stock Market rules. No funds or other assets of the Company will be used, directly or indirectly, for any unlawful purpose. Associates will report any legal and regulatory violations by other associates in accordance with the Reporting Responsibilities contained in Section IV(A) of this Code of Business Ethics.

      (B) Financial Disclosures

Officers will make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and other documents signed by them and filed with, or furnished to, the Securities and Exchange Commission (the “Commission”) and in all other public releases of Company financial information reviewed by them.

Associates will comply with the Company’s internal controls over financial reporting. If requested, they will cooperate with internal audits and with the annual audit of the Company’s financial statements. (Internal audits and financial statement audits are standard business practices and are not a reflection on the business ethics of any associate involved in the audits.)

      (C) Corrupt Practices

Assets will be recorded on the Company’s books and records in accordance with generally accepted accounting practices. No unrecorded fund will be maintained for any reason.

Associates will not, directly or indirectly, bribe any employee of any vendor or any official of any government, political party or labor union.

      (D) Expediting Payments

In some overseas areas, travelers can often obtain routine administrative action or procedural assistance from low level administrative or clerical government employees in a timely manner only through the payment of gratuities or expediting payments. Although these payments are openly permitted by local authorities or accepted by local customs, their formal status under local law is often unclear. Such payments may be made provided that the governmental action or assistance requested is clearly routine and appropriate, that the expected payments are customary in the country involved, and that no reasonable alternative exists to avoid undue delay. Every effort should be made to minimize expediting payments when traveling abroad.

III. Conflicts of Interest Standards

      (A) General

Business judgment in dealing with third parties in the name of the Company must never be influenced by the personal interest of an associate or his or her spouse, spousal equivalent, mother, father, grandmother, grandfather, brother, sister, son or daughter, whether the relationship exists by blood, adoption or marriage. All decisions must be made with the Company’s best interests as the sole determining factor.

        The preceding paragraph to the contrary notwithstanding, an associate may:

  hold shares of publicly traded stock in another company, and make purchases from a Company vendor on terms and conditions that are:

(a) generally available to the public or any defined segment of the public, such as senior citizens, area residents or members of a religious congregation;
(b) available to all full time associates under Company-sponsored benefit plans that offer price discounts for personal purchases from participating vendors; or
(c) generally available to the trade, provided, however, that in no event shall

(1) the Company make any payment to a vendor for any personal purchase by an associate until the Company first receives the corresponding payment from the associate; or
(2) an associate making a personal purchase accept terms and conditions more favorable than those on which the Company is doing business with the vendor.

An associate who turns down a business opportunity available to the Company will not subsequently pursue the business opportunity personally.

        Associates will not compete with the Company.

Associates will not take any salary or other compensation, make any investment, or participate in any transaction or business arrangement that is required to be disclosed pursuant to Item 404 (a) and (c) of Regulation S-K promulgated by the Commission, which is attached as Appendix “A”, without first obtaining the affirmative approval of the Audit Committee of the Company’s Board of Directors.

An associate will not prepare the annual performance rating of another associate who is a member of his or her immediate family.

      (B) Receiving Gifts

Associates will not solicit any loans or gifts from vendors or Company subordinates and will not accept any unsolicited loans. Associates may accept infrequent unsolicited gifts provided that the gift is (i) a customary business courtesy; (ii) not above $100 in value; (iii) given and accepted without an express or implied understanding that the associate is in any way obligated by acceptance of the gift; and (iv) disclosed to the Secretary of the Company promptly. However, consumables may be shared with nearby coworkers, such as a basket of fruits and candies, or a floral display, that is placed in a public area for everyone’s benefit. Other gifts delivered to an associate should be returned to the sender politely and disclosed to the Secretary. Donations to a public charity with which an associate is connected, however, will not violate this Code of Business Ethics.

      (C) Invitations to Graft

All invitations to accept graft must be reported promptly to the associate’s immediate supervisor and, in the case of officers, to the Company’s General Counsel/Secretary. Non-disclosure of even a rejected proposal of graft will be reason for serious disciplinary action.

IV. Administration

      (A) Reporting Responsibilities

If any associate becomes aware of a violation by any other associate that takes place or continues after April 19, 2004, he or she must immediately report that information. Violations by any Company officer should be reported to the Company’s General Counsel/Secretary using one of the methods provided in the attached Business Conduct Reporting Policy. Violations by other associates of the Company should be reported to an officer.

Associates of the Company’s subsidiaries are subject to their own code of business ethics. If any associate of the Company becomes aware of any material violation by any associate of a subsidiary, he or she must immediately report that information to a Company officer.

No one will be subject to retaliation because of a good faith report of a suspected violation.

      (B) Ethical Compliance

Each associate will be held responsible for compliance with the Ethical Standards, the Conflicts of Interest Standards and the Reporting Responsibilities contained in Sections II, III and IV(A) of this Code of Business Ethics as they apply to his or her own acts or omissions and as they apply to his or her actual knowledge of the business conduct of other associates. However, no knowledge of the business conduct of subordinates will be imputed to a supervisory associate who is in fact unaware of their conduct.

      (C) Audit Committee

The Company will conduct an appropriate review of all proposed transactions required to be disclosed pursuant to Item 404 (a) and (c). All such transactions will be reviewed by the Audit Committee, whose affirmative approval will be required.

Associates are encouraged to discuss with the Company’s General Counsel whether a proposed transaction would be required to be disclosed pursuant to Item 404 (a) and (c), reviewed by the Company and approved by the Audit Committee.

The Audit Committee itself will determine appropriate actions to be taken in the event of any violation of this Code of Business Ethics by a Company officer. The Audit Committee will designate a Company officer to deal with any violation by any lower ranking associate and to report the outcome to the Chair of the Audit Committee. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, including, among other things, disciplinary action up to and including termination of employment. In determining what action is appropriate in a particular case, the Audit Committee or its designee will take into account all relevant information, including whether the violation was promptly reported by the violator, whether a violation of law occurred, whether the violation was a single occurrence, whether the violation was intentional and whether the violator had committed other violations in the past.

V. Miscellaneous

      (A) Publication of Code of Business Ethics

Each associate will be given a copy of this Code of Business Ethics to read. The Company will file the current version of this Code of Business Ethics with the Commission.

      (B) Prospective Waivers of Code of Business Ethics

In unusual circumstances, an associate may apply for a prospective waiver of this Code of Business Ethics. He or she must make full disclosure of the circumstances to the Company’s General Counsel/Secretary. Applications for waivers will be considered by the Board of Directors when submitted by a Company officer or by the Company’s Chief Executive Officer when submitted by a lower ranking associate. Any waiver granted to an officer will be disclosed in the next periodic report filed with the Commission or as otherwise required by law. Any waiver granted will include appropriate controls to protect the Company’s interests.

      (C) Advice of Counsel

Associates may apply to the Company’s General Counsel/Secretary for a determination regarding the applicability of this Code of Business Ethics to a proposed course of action or anticipated state of facts. A favorable determination of the Company’s General Counsel/Secretary shall be a defense against any disciplinary action based on the facts assumed in his determination letter.

      (D) No Rights Created

This Code of Business Ethics is a statement of certain fundamental principles, standards and procedures that govern the Company’s associates in the conduct of Company business. It is not intended to, and does not, create any rights in any associate, customer, vendor, competitor, shareholder or any other person or entity, other than the rights arising from the Company’s policy against retaliation because of a good faith report of a suspected violation. It is not a comprehensive statement of the Company’s policies that associates are bound to observe.

      (E) Effective Date

This Code of Business Ethics applies to acts or omissions by an associate that take place or continue after the associate is given a copy to read.

APPENDIX “A”

Item 404.

(a)        Transactions with management and others. Describe briefly any transaction, or series of similar transactions, since the beginning of the registrant’s last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the registrant or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of the following persons had, or will have, a direct or indirect material interest, naming such person and indicating the person’s relationship to the registrant, the nature of such person’s interest in the transaction(s), the amount of such transaction(s) and, where practicable, the amount of such person’s interest in the transaction(s):

  Any director or executive officer of the registrant;
  Any nominee for election as a director;
  Any security holder who is known to the registrant to own of record or beneficially more than five percent of any class of the registrant's voting securities; and
  Any member of the immediate family of any of the foregoing persons.

(c)       Indebtedness of management. If any of the following persons has been indebted to the registrant or its subsidiaries at any time since the beginning of the registrant's last fiscal year in an amount in excess of $60,000, indicate the name of such person, the nature of the person's relationship by reason of which such person's indebtedness is required to be described, the largest aggregate amount of indebtedness outstanding at any time during such period, the nature of the indebtedness and the transaction in which it was incurred, the amount thereof outstanding as of the latest practicable date and the rate of interest paid or charged thereon:

  Any director or executive officer of the registrant;
  Any nominee for election as a director;
  Any member of the immediate family of the persons specified in paragraph (c)(1) or(2);
  Any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which any of the persons specified in paragraphs (c)(1) or (2) is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; and
  Any trust or other estate in which any of the persons specified in paragraph(c)(1) or (2) has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity.

APPENDIX “B”

BUSINESS CONDUCT REPORTING POLICY

United Retail Group, Inc. (the “Company”) is committed to compliance, among other things, with applicable laws, rules and regulations, listing requirements of The NASDAQ Stock Market, accounting standards and internal controls for financial reporting. It is the responsibility of each associate to promptly report violations. In order to facilitate such reports, the following procedures have been established for the receipt, retention and treatment of reports received by the Company, and the confidential, anonymous submission by associates of reports.

The Office of the General Counsel/Secretary

Reports by associates may be made anonymously to the Company’s General Counsel/Secretary by telephone at 201-909-2200, by mail to United Retail Group, Inc., Secretary, 365 West Passaic Street, Rochelle Park, NJ 07662 and by e-mail to kcarroll@unitedretail.com.

The Hotline

The Company has a 24-hour Hotline, 1-866-345-8355, which you can use to make reports. You have the option to report to the Hotline anonymously. Messages are retrieved and handled each business day.

Confidentiality

Providing your name allows the Company to contact you if necessary during any investigation. To the extent possible, the Company will maintain in confidence the identity of those individuals who provide their names when reporting. However, their identities may be revealed during any investigation.

Protection Against Reprisals

No one will be subject to retaliation because of a good faith report of a complaint. The Company will not discriminate against associates for making good faith reports in any of the terms and conditions of their employment, including but not limited to job assignment, promotion, compensation, training, discipline and termination. Any suspected acts of retaliation should be reported immediately to the General Counsel/Secretary or the Company Hotline.

Treatment of Reports and Retention of Records

The General Counsel/Secretary will send summaries of conversations, and will forward copies of written communications and transcripts of voice mail messages, containing reports to the Chairman of the Board of Directors and the Chairman of the Audit Committee, as appropriate. The General Counsel/Secretary will provide periodic reports to both Chairmen. The General Counsel/Secretary will retain copies of all complaints, investigative reports, summaries of reports and other records relating to complaints in accordance with the Company’s records retention policy.

No Rights Created

This Policy is a statement of certain policies and procedures. It is not intended to, and does not, create any rights in any client, supplier, competitor or shareholder or in any associate except with respect to rights arising from the Company’s policy against retaliation because of a good faith report.